THIS HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: August 29, 2006	$1.5 million

SENIOR SECURED PROMISSORY NOTE

DUE August 28, 2007

        FOR VALUE RECEIVED, Auriga Laboratories, Inc., a Delaware corporation (the “Company”) promises to pay to Levall Finance Corp. LLC or its registered assigns (the “Holder”), the principal sum of $1.5 million on or before August 28, 2007 as set forth below (the “Maturity Date”), and to pay interest to the Holder on the aggregate then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1.    Definitions.     For the purposes hereof, the following terms shall have the following meanings:

        “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of Georgia are authorized or required by law or other government action to close.

        “Common Stock” means the common stock, $0.001 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

        “Event of Default” shall have the meaning set forth in Section 4.

        “Interest Payment Date” shall have the meaning set forth in Section 2(a).

        “Levall Sales” means the total gross receipts actually received by the Company from sales of the Levall product during the period in question, less the following amounts: (i) royalty and/or license fees payable to third parties for the right to sell the product; (ii) amounts reimbursed by customers, such as for insurance, shipping and similar charges; (iii) promotional amounts, such as credits, cash discounts, freight discounts, rebates or promotional allowances; (iv) taxes on sale, such as sales, use, excise and other taxes; and (v) amounts for returns, such as credits, refunds and price allowances.

        “Maturity Date” shall have the meaning set forth in Section 3 of this Note.

        “Original Issue Date” shall mean the date of the first issuance of this Note regardless of the number of transfers of this Note and regardless of the number of instruments which may be issued to evidence this Note.

        “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

        “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

        “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

Section 2.    Interest.

    (a)     Payment of Interest. The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Note at the annual rate of 5.13%, payable on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”).

    (b)     Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest has been made. Interest shall be compounded quarterly.

Section 3.    Maturity. Upon the earlier of (i) the closing of a Qualified Financing (as defined below), or (ii) August 28, 2007 (the “Maturity Date”), the entire outstanding principal balance of, and all accrued and unpaid interest on, this Note shall mature and be due and payable to the Holder by the Company. In addition, the Company agrees that any such Qualifying Financing (as defined below) shall include as a closing condition to such Qualifying Financing the satisfaction and payment of the entire outstanding principal balance of, and all accrued and unpaid interest on, this Note on or before the closing of any such Qualified Financing. A “Qualified Financing” shall mean an equity or debt financing in which the Company sells equity or debt securities and obtains net proceeds in an amount not less than one million five hundred thousand dollars ($1,500,000.00).

Section 4.    Events of Default.

    (a)     “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

        (i)     any default in the payment of (A) the principal of amount of this Note, or (B) interest on this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment, is not cured, within 5 Trading Days;

        (ii)     the Company shall fail to observe or perform any other covenant or agreement contained in this Note which failure is not cured, if possible to cure, within 5 Trading Days after notice of such default sent by the Holder;

        (iii)     any representation or warranty made herein shall be untrue or incorrect in any material respect as of the date when made or deemed made;

        (iv)     (i) the Company shall commence, or there shall be commenced against the Company, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or (ii) there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or (iii) the Company is adjudicated by a court of competent jurisdiction insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (iv) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or (v) the Company makes a general assignment for the benefit of creditors; or (vi) the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (vii) the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (viii) the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (ix) any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing; or

        (v)     the Company shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

    (b)     Remedies Upon Event of Default. If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect hereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in full. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 5.    Royalty Payment. The Company shall, on or prior to the 45th day following the end of each calendar quarter, commencing with the quarter ending December 31, 2006, make a payment to the Holder in an amount equal to 6% (the “Royalty Rate”) of the Levall Sales for the preceding quarter (provided that the payment with respect to the quarter ended December 31, 2006 shall also take into account Levall Sales made from the Original Issue Date through September 30, 2006). Once per annum, the Holder shall have the right, at its sole expense, to inspect the books and records of the Company to verify the amount of Levall Sales, provided however that such inspection shall be limited to a review of the books and records that directly relate to the Levall Sales).

Section 6.    Miscellaneous.

        (a)     Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at 5555 Triangle Parkway, Suite 300, Norcross, Georgia 30092, facsimile number, 678-282-1697, Attn: CEO, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

    (b)     Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

    (c)     Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

    (d)     Security Interest. This Note is a direct debt obligation of the Company and is secured by a first priority perfected security interest in all of the assets of the Company for the benefit of the Holder.

    (e)     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

    (f)     Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

    (g)     Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder.

    (h)     Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

    (i)     Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

    (j)     Seniority. This Note is senior in right of payment to any and all other indebtedness of the Company.

* * * * * * * * * * * * * * * * * * * *

        IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

AURIGA LABORATORIES, INC.
By: /s/ Philip S. Pesin
Name: Philip S. Pesin
Title: Chairman & CEO

AGREED AND ACKNOWLEDGED

LEVALL FINANCE CORP. LLC

By: Sorrento Financial Partners, LLC, its manager

By: /s/ Philip S. Pesin
       Name: Philip S. Pesin
Managing Member